Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Lisa Esneault, 314-656-5827
www.smurfit-stone.com

WORK STOPPAGE CONTINUES AT SMURFIT-STONE’S LA TUQUE, QC, MILL

UNIK Local 34 Rejects Company’s Latest Offer

CREVE COEUR, Mo., and CHICAGO, November 17, 2010 — Smurfit-Stone Container Corporation (NYSE: SSCC) today announced that the UNIK Local 34 union (UNIK) at the company’s La Tuque, QC, mill rejected the Company’s contract offer tendered on November 10, 2010.  The offer was rejected by approximately 53 percent of the voting union members.

Smurfit-Stone has confirmed its position with UNIK leadership that its current offer remains unchanged and a lockout will remain in effect until an agreement is reached.

On November 8, UNIK initiated a work stoppage at the La Tuque mill without notice, despite a meeting that was planned to take place on November 10, 2010, to continue with talks.  The Company has been attempting to negotiate with UNIK since early 2010.  An agreement similar to the offer made to UNIK had already been reached some months ago with the Communications, Energy and Paperworkers Union (CEP), which covers roughly 270 production and office employees at the mill.  UNIK, an independent union not affiliated with the CEP, covers approximately 140 paper machine workers at the La Tuque mill.

“We have negotiated in good faith all along and again presented a fair and competitive offer,” said Pierre Pacarar, general manager of the La Tuque mill.  “It is our position that the offer was consistent with other contracts in the industry and we are disappointed with this result.”

Throughout the lockout, management and a small group of hourly employees will ensure that the mill’s assets are maintained and the Company continues to meet all of its environmental obligations.

Despite these recent events at the La Tuque mill, Smurfit-Stone remains well-positioned to meet both the current and ongoing needs of its customers.  Proactive measures are being taken to ensure continuity of customer deliveries.

Six CityPlace Drive, Creve Coeur, MO 63141   Phone: 314.656.5300   Web: smurfit-stone.com

Forward-Looking Statements & Non-GAAP Measures

This press release contains statements relating to future events, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual outcomes may differ materially from those described as a result of certain risks and uncertainties, including but not limited to the outcome of negotiations with unions representing workers at our facilities, changes in general economic conditions, pricing pressures in key product lines, seasonality, changes in input costs including recycled fiber and energy costs, as well as other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as updated from time to time in the Company’s Securities and Exchange Commission filings. The Company does not intend to review, revise or update any particular forward-looking statements in light of future events.

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Smurfit-Stone Container Corporation is one of the industry’s leading integrated containerboard and corrugated packaging producers and one of the world’s largest paper recyclers. The company is a member of the Sustainable Forestry Initiative® and the Chicago Climate Exchange. Smurfit-Stone generated revenue of $5.57 billion in 2009; has led the industry in safety every year since 2001; and conducts its business in compliance with the environmental, health, and safety principles of the American Forest & Paper Association.